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                                                                    EXHIBIT 22.1




                                  SUBSIDIARIES


Littelfuse, S.A. de C.V.
Littelfuse do Brasil Ltda.
Littelfuse do Amazonia, Ltda.
Watseka LF, Inc.

Littelfuse, B.V.
Littelfuse, A.G.
Littelfuse Limited
Littelfuse Ireland Development Co., Ltd.
Littelfuse Ireland Limited
Joyrush Investments Ltd.
REMPAT Holding B.V.
REMPAT Financial B.V.

Littelfuse Far East Pte Ltd.
Littelfuse HK Limited
Suzhou Littelfuse OVS Ltd.
Littelfuse KK
Littelfuse Triad Inc.
Littelfuse Phils Inc.
Littelfuse S&L, Inc.





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